Exhibit 99.3

Date: May 26, 2026

DSC Holdings Ltd.

No. 2 Wangjiang North Road, Room 148

Zhongshan Community, Baiyun Street

Dongyang, Jinhua City

Zhejiang, 322100

People’s Republic of China

Re: DSC Holdings Ltd.

Ladies and Gentlemen,

We understand that DSC Holdings Ltd. (the “Company”) plans to file a registration statement on Form F-1 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) in connection with its proposed initial public offering (the “Proposed IPO”).

We hereby consent to the references to our name and the inclusion of information, data and statements from our research reports and amendments thereto (collectively, the “Reports”), and any subsequent amendments to the Reports, as well as the citation of our research reports and amendments thereto, in the Registration Statement and any amendments thereto, in any other future filings with the SEC by the Company, including, without limitation, filings on Form 20-F or Form 6-K or other SEC filings (collectively, the “SEC Filings”), on the websites of the Company and its subsidiaries and affiliates, in institutional and retail road shows and other activities in connection with the Proposed IPO, and in other publicity materials in connection with the Proposed IPO.

We further hereby consent to the filing of this letter as an exhibit to the Registration Statement and any amendments thereto and as an exhibit to any other SEC Filings.

Yours faithfully,

For and on behalf of

China Insights Industry Consultancy Limited

/s/ Leon Zhao
Name:	Leon Zhao
Title:	Partner